Exhibit 10.5

RPX CORPORATION

460 BUSH STREET

SAN FRANCISCO, CA 94108

September 17, 2008

Henri Linde

[Address]

Dear Henri:

RPX Corporation (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Director, Corporate Development, and you will initially report to the Company’s Co-Chief Executive Officers, Geof Barker and John Amster. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Commencement of Employment. This letter is conditioned upon your agreement to begin employment with the Company no later than September 17th 2008.

3. Cash Compensation. The Company will pay you a starting salary at the rate of $225,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. As we have discussed with you, we will be proposing a management bonus plan to the board of directors of the Company, and to the extent such a plan is approved, you will be eligible to participate. However, no such plan has been approved as of the date of this letter. Such a plan, if approved, may also include performance milestones the achievement of which will not be certain, so regardless of any oral indications given by John Amster, Eran Zur, or me prior to the date of this letter, you should not rely on any payments pursuant to such a bonus plan.

4. Equity Compensation. As part of your offer, we are also pleased to offer you a grant of 208,612 Options on Common Stock of the Company. The number of shares of Common Stock covered by these options represents .75% of the sum of Common Stock issued to founders upon inception of the company plus Preferred Shares issued pursuant to the Company’s Series A Financing plus shares to be issued pursuant to the Company’s anticipated Series A-1 financing plus shares reserved pursuant to the Company’s Option Plan. This grant is subject to approval by the Company’s board of directors and will vest 25% upon completion of your first year of employment with the Company, with the remaining 75% vesting ratably on a monthly basis for three years.

Henri Linde

5. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco, California, in connection with any Dispute or any claim related to any Dispute.

* * * * *

Henri Linde

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

RPX CORPORATION

/s/ Geoffrey T. Barker

Name: Geoffrey T. Barker
Title: Co-Chief Executive Officer

I have read and accept this employment offer:

/s/ Henri Linde
Signature of Employee

Dated:	October 8, 2008

Attachment

Exhibit A: Proprietary Information and Inventions Agreement